As filed with the Securities and Exchange Commission on August 20, 2014.
Registration Statement No. 333-
______________________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
________________________________________

ICU Medical, Inc.
(Exact Name of Registrant as Specified in Its Charter)
________________________________________

Delaware	33-0022692
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

951 Calle Amanecer San Clemente, California	92673
(Address of Principal Executive Offices)	(Zip Code)
________________________________________

ICU Medical, Inc. 2011 Stock Incentive Plan
2014 Inducement Stock Incentive Plan
(Full Title of the Plan)
________________________________________

Scott E. Lamb
Chief Financial Officer
ICU Medical, Inc.
951 Calle Amanecer
San Clemente, California 92673
(Name and Address of Agent For Service)
________________________________________

(949) 366-2183
(Telephone Number, Including Area Code, of Agent For Service)
________________________________________

Copy to:
Brandon C. Parris
Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
(415) 268-7000
________________________________________

Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [x]	Accelerated filer [ ]	Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Calculation of Registration Fee
Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.10 per share under the ICU Medical, Inc. 2011 Stock Incentive Plan, together with the associated Series A Junior Participating Preferred Stock Purchase Rights (5)	1,100,000 (2)	$63.51 (3)	$69,861,000	$8,998.10
Common Stock, par value $0.10 per share under the 2014 Inducement Stock Incentive Plan, together with the associated Series A Junior Participating Preferred Stock Purchase Rights (5)	250,405	$58.79 (4)	$14,721,310	$1,896.10

(1)
The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of Registrant’s Common Stock as may be offered or issued as a result of any stock split, stock dividend, recapitalization, or similar transaction.

(2)	Represents additional shares of Common Stock issuable pursuant to the 2011 Stock Incentive Plan, as amended and restated, being registered herein.
(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low prices of Registrant’s Common Stock on August 14, 2014, as reported on The NASDAQ Global Select Market.

(4)
On February 24, 2014, Registrant granted options to purchase 182,366 of the shares of common stock and 68,309 restricted stock units under the 2014 Inducement Stock Incentive Plan, and the closing price of Registrant’s common stock on such date, as reported on The NASDAQ Global Select Market, was $58.79. No shares remain available for future grant under the 2014 Inducement Stock Incentive Plan.

(5)
Each share of common stock registered hereunder includes an associated Series A Junior Participating Preferred Stock Purchase Right. Until the occurrence of certain prescribed events, none of which has occurred, the Series A Junior Participating Preferred Stock Purchase Rights are not exercisable, are evidenced by certificates representing the Common Stock, and may be transferred only with the Common Stock. No separate consideration is payable for the Series A Junior Participating Preferred Stock.

EXPLANATORY NOTE
This registration statement on Form S-8 is being filed for the purpose of:

•
registering an additional 1,100,000 shares of Common Stock of ICU Medical, Inc. (the “Registrant”) issuable pursuant to the ICU Medical, Inc. 2011 Stock Incentive Plan, as amended and restated (the “2011 Plan”). These additional shares of Common Stock are securities of the same class as other securities for which an original registration statement (File No. 333-175239) was filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2011. Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement on Form S-8 concerning the 2011 Plan are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

•	registering 250,405 shares of Common Stock of the Registrant issuable pursuant to the 2014 Inducement Stock Incentive Plan (the “2014 Plan”).

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
                 The following documents, which have been filed with the SEC, are incorporated herein by reference and made a part hereof:

(a)
Annual Report on Form 10-K of Registrant filed with the SEC on February 21, 2014 (including the portions of Registrant’s Definitive Proxy Statement for Registrant’s 2014 Annual Meeting of Stockholders incorporated by reference therein);

(b)	Quarterly Report on Form 10-Q of Registrant filed with the SEC on May 7, 2014;
(c)	Current Reports on Form 8-K of Registrant filed with the SEC on February 12, 2014, February 26, 2014, March 10, 2014, April 24, 2014, April 28, 2014, May 6, 2014, May 29, 2014 and June 10, 2014;
(d)
All other reports filed by Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(e)
The description of Registrant’s common stock contained in Registrant’s Registration Statement on Form S-1 filed with the SEC on February 14, 1992, which description was incorporated by reference into Registrant’s Registration Statement on Form 8-A dated March 19, 1992 filed with the SEC on March 21, 1992, including any amendment or report filed for the purpose of updating such description; and

(f)
The description of Registrant’s rights to purchase Series A Junior Participating Preferred Stock contained in its Registration Statement on Form 8-A filed with the SEC on February 18, 2010, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
Not Applicable.
Item 5.  Interests of Named Experts and Counsel.
Not Applicable.
Item 6.  Indemnification of Directors and Officers.
     The General Corporation Law of the State of Delaware (the “DGCL”) permits Delaware corporations to eliminate or limit the monetary liability of directors and officers for breach of their fiduciary duty of care, except for liability (i) for any breach of the director’s duty of loyalty to registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (iv) for any transaction from which a director derived an improper personal benefit.
 Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe such person’s conduct was unlawful.
 Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
 Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
 Registrant’s Amended and Restated Certificate of Incorporation provides that Registrant’s directors shall not be personally liable to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the laws of the State of Delaware.  In addition, as permitted by Section 145 of the DGCL, Registrant’s Amended and Restated Bylaws provide its directors, officers, employees and agents with rights to indemnification and advancement of expenses, provided that if the DGCL so requires, the payment of such expenses incurred by a director or officer in their capacity as such in advance of the final disposition of the proceeding shall be made only upon delivery to Registrant of an undertaking by or on behalf of such director or officer to repay all amounts advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified.
 Registrant has also entered into indemnification agreements with its executive officers and directors that provide for the indemnification of directors and executive officers to the fullest extent permitted by the DGCL against expenses reasonably incurred by such persons in any threatened, pending or completed action, suit, investigation or proceeding in connection with their service as (i) a director or officer or (ii) as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, at Registrant’s request.  In addition, the indemnification agreements provide Registrant with the obligation to advance expenses under certain circumstances and provide for procedural protections, including a determination by a reviewing party whether the indemnitee is permitted to be indemnified under applicable law.  In addition, Registrant acknowledges that it will be the indemnitor of first resort should the indemnitee have rights to indemnification provided by other persons.
Registrant has a policy of directors’ liability insurance that insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
     The 2011 Plan and the 2014 Plan (the “Plans”) each provide that any director, officer or employee of the Registrant to whom authority to act for the Board of Directors of the Registrant (the “Board”), the respective Plan administrator or the Registrant has been delegated shall be defended and indemnified by the Registrant to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with such Plan, or any award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Registrant) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Registrant, in writing, the opportunity at the Registrant’s expense to defend the same.
Item 7.  Exemption from Registration Claimed.
Not Applicable.
Item 8.  Exhibits.

Exhibit Number	Description
4.1	Registrant’s Amended and Restated Certificate of Incorporation. (1)
4.2	Registrant’s Amended and Restated Bylaws. (2)
4.3	ICU Medical, Inc. 2011 Stock Incentive Plan. (3)
4.4	2014 Inducement Stock Incentive Plan. (4)
5.1	Legal Opinion of Morrison & Foerster LLP.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

(1)	Filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated June 10, 2014, and incorporated herein by reference.
(2)	Filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated October 19, 2010, and incorporated herein by reference.
(3)	Filed as Annex C to Registrant’s Definitive Proxy Statement for Registrant’s 2014 Annual Meeting of Stockholders filed on April 28, 2014, and incorporated herein by reference.
(4)	Filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated February 26, 2014, and incorporated herein by reference.

Item 9.  Undertakings.
A.  The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
 Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on the 20th day of August, 2014.
                                          ICU MEDICAL, INC.
By:    /s/ Scott E. Lamb_____
Scott E. Lamb
Chief Financial Officer
POWER OF ATTORNEY
Each director and officer of Registrant whose signature appears below hereby appoints Scott E. Lamb as such person’s true and lawful attorney-in-fact and agent to sign in such person’s name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, exhibits thereto, and other documents in connection therewith, to this Registration Statement, and Registrant hereby also appoints such person as its attorney-in-fact and agent with like authority to sign and file any such amendments in such person’s name and behalf.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vivek Jain	Chairman of the Board and	August 20, 2014
Vivek Jain	Chief Executive Officer
(Principal Executive Officer)

/s/ Scott E. Lamb	Chief Financial Officer	August 20, 2014
Scott E. Lamb	(Principal Financial Officer)

/s/ Kevin J. McGrody	Controller	August 20, 2014
Kevin J. McGrody	(Principal Accounting Officer)

/s/ George A. Lopez, M.D.	Director	August 20, 2014
George A. Lopez, M.D.

/s/ Jack W. Brown	Director	August 20, 2014
Jack W. Brown

/s/ John J. Connors	Director	August 20, 2014
John J. Connors

/s/ Michael T. Kovalchik, III, M.D.	Director	August 20, 2014
Michael T. Kovalchik, III, M.D.

/s/ Joseph R. Saucedo	Director	August 20, 2014
Joseph R. Saucedo

/s/ Richard H. Sherman, M.D.	Director	August 20, 2014
Richard H. Sherman, M.D.

/s/ Robert S. Swinney, M.D.	Director	August 20, 2014
Robert S. Swinney, M.D.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Registrant’s Amended and Restated Certificate of Incorporation. (1)
4.2	Registrant’s Amended and Restated Bylaws. (2)
4.3	ICU Medical, Inc. 2011 Stock Incentive Plan. (3)
4.4	2014 Inducement Stock Incentive Plan. (4)
5.1	Legal Opinion of Morrison & Foerster LLP.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
____________________________
(1)	Filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated June 10, 2014, and incorporated herein by reference.
(2)	Filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated October 19, 2010, and incorporated herein by reference.
(3)	Filed as Annex C to Registrant’s Definitive Proxy Statement for Registrant’s 2014 Annual Meeting of Stockholders filed on April 28, 2014, and incorporated herein by reference.
(4)	Filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated February 26, 2014, and incorporated herein by reference.